Exhibit 1.1

AMENDMENT NO. 2 TO EQUITY SALES AGREEMENT

May 4, 2020

BUCKLER Securities LLC
5 Greenwich Office Park, Suite 450
Greenwich, CT 06831

JMP Securities LLC
600 Montgomery Street, Suite 1100
San Francisco, California 94111

Ladenburg Thalmann & Co. Inc.
277 Park Avenue, 26th Floor
New York, NY 10172

B. Riley FBR, Inc.
299 Park Avenue, 21st Floor
New York, NY 10171

Ladies and Gentlemen:

ARMOUR Residential REIT, Inc., a Maryland corporation (the “Company”), together with ARMOUR Capital Management LP, a Delaware limited partnership (the “Manager”), and BUCKLER Securities LLC, JMP Securities LLC, and Ladenburg Thalmann & Co. Inc. (each, an “Initial Agent,” and collectively, the “Initial Agents”), are parties to that certain Equity Sales Agreement, dated February 15, 2019 (the “Original Agreement”), as amended by Amendment No. 1 thereto, dated April 3, 2020 (as amended, the “Sales Agreement”), among the Company, the Manager, the Initial Agents, and B. Riley FBR, Inc. (“B. Riley” and together with the Initial Agents, each an “Agent” and collectively, the “Agents”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Sales Agreement. The Company, Manager and Agents desire to amend the Sales Agreement as set forth in this Amendment No. 2 thereto (this “Amendment”) as follows:

1.	The first page of the Sales Agreement is amended to reflect that the Company proposes, subject to the terms and conditions stated in the Sales Agreement, as amended by the Amendment, to issue and sell from time to time to or through one or more of BUCKLER Securities LLC, JMP Securities LLC, Ladenburg Thalmann & Co. Inc., and/or B. Riley, shares of the Company’s common stock, $0.001 par value, in an aggregate amount up to 17,000,000 shares.

2.Except as specifically set forth herein, all other provisions of the Sales Agreement shall remain in full force and effect.

3.	This Amendment together with the Sales Agreement (including all exhibits attached hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company, Manager and the Agents. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Sales Agreement to the “Agreement” shall mean the Sales Agreement as amended by this Amendment;

provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

4.EACH OF THE COMPANY (ON ITS BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS AND AFFILIATES), THE MANAGER AND THE AGENTS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

6.Each of the Company, the Manager and the Agents agrees that any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court, as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to a party’s address set forth in Section 10 of the Sales Agreement, as amended by this Amendment, shall be effective service of process upon such party for any suit, action or proceeding brought in any Specified Court. Each of the Company, the Manager and the Agents irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

7.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

If the foregoing correctly sets forth the understanding between the Company, the Manager and the Agents, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Sales Agreement between the Company, the Manager and the Agents.

Very truly yours,

BUCKLER SECURITIES LLC

By: /s/ Robert Moran
Name: Robert Moran
Title: Chief Executive Officer

JMP SECURITIES LLC

By: /s/ Tosh Chandra
Name: Tosh Chandra
Title: Managing Director

LADENBURG THALMANN & CO. INC.

By: /s/ Steve Kaplan
Name: Steve Kaplan
Title: Head of Capital Markets

B. RILEY FBR, INC.

By: /s/ Patrice McNicoll
Name: Patrice McNicoll
Title: Co-Head of Investment Banking

[Signature Page to Amendment No. 2 to Equity Sales Agreement]

ACCEPTED as of the date
first-above written:

ARMOUR RESIDENTIAL REIT, INC.

By: /s/ Scott J. Ulm
Name: Scott J. Ulm
Title: Co-Chief Executive Officer

ARMOUR CAPITAL MANAGEMENT, LP

By: Stacumny LLC, its general partner

By: /s/ Scott J. Ulm
Name: Scott J. Ulm
Title: Member

[Signature Page to Amendment No. 2 to Equity Sales Agreement]